As filed with the Securities and Exchange Commission on April 11, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRAVELPORT WORLDWIDE LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-0505105
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Axis One, Axis Park Langley, Berkshire United Kingdom	SL3 8AG
(Address of Principal Executive Offices)	(Zip Code)

Travelport Worldwide Limited 2015 MTT Incentive Plan

(Full title of the plans)

Thomas Murphy

Executive Vice President and General Counsel

Axis One, Axis Park

Langley, Berkshire SL3 8AG

United Kingdom

+44-1753-288-000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, par value $0.0025 per share	499,086(3)	$13.70	$6,837,478.20	$688.54

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, par value $0.0025 per share, of the registrant (the “Common Shares”) that become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Common Shares.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the registrant’s Common Shares as reported on the New York Stock Exchange on April 7, 2016.
(3)	Represents Common Shares issuable pursuant to the Travelport Worldwide Limited 2015 MTT Incentive Plan being registered hereon.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and will not be, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Travelport Worldwide Limited (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a) The description of the Company’s common shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-36640) filed with the Commission on September 24, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(b) The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 27, 2015;

(c) The Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Commission on February 18, 2016; and

(d) The Company’s Current Reports on Form 8-K filed with the Commission on March 15, 2016 and March 17, 2016.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than reports (or portions thereof) on Form 8-K “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Bermuda company, subject to the Companies Act of 1981, as amended, of Bermuda (the “Companies Act”). Section 98 of the Companies Act (“Section 98”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

The Company’s bye-laws provide that, to the fullest extent permitted by law, every current and former director, officer or other legal representative of the Company shall be entitled to be indemnified by the Company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, but not limited to, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Persons who are not directors or officers may be similarly indemnified in respect of service to the Company or to any other entity at the request of the Company to the extent the Board of Directors at any time specifies that such persons are entitled to indemnification.

In addition, the Company and one or more of its affiliates have entered into agreements that indemnify its directors, executive officers and certain other employees. Such agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him/her in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for this purpose.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquires under any statute, provision of the Company’s memorandum of association, the Company’s bye-laws, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Langley, United Kingdom on April 11, 2016.

TRAVELPORT WORLDWIDE LIMITED

By:	/s/ Bernard Bot
Name:	Bernard Bot
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas Murphy and Rochelle J. Boas, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and indicated on the dates indicated.

Name	Title	Date

/s/ Gordon A. Wilson
Gordon A. Wilson	President and Chief Executive Officer, Director (Principal Executive Officer)	April 11, 2016

/s/ Bernard Bot
Bernard Bot	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 11, 2016

/s/ Antonios Basoukeas
Antonios Basoukeas	Group Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 11, 2016

/s/ Douglas Steenland
Douglas Steenland	Chairman of the Board and Director	April 11, 2016

/s/ Gavin Baiera
Gavin Baiera	Director	April 11, 2016

/s/ Gregory Blank
Gregory Blank	Director	April 11, 2016

/s/ Elizabeth Buse
Elizabeth Buse	Director	April 11, 2016

/s/ Steven Chambers
Steven Chambers	Director	April 11, 2016

/s/ Michael Durham
Michael Durham	Director	April 11, 2016

/s/ Douglas Hacker
Douglas Hacker	Director	April 11, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Memorandum of Association of Travelport Worldwide Limited (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2014).

3.2	Amended and Restated Bye-laws of Travelport Worldwide Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Com mission on September 30, 2014).

5.1*	Opinion of Conyers Dill & Pearman Limited.

23.1*	Consent of Deloitte LLP, independent registered public accounting firm.

23.3*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement and incorporated herein by reference).

99.1*	Travelport Worldwide Limited 2015 MTT Incentive Plan.

* Filed herewith